EXHIBIT 99.1

Liberty Global to Sell Swedish Cable Operation
Denver, Colorado — April 5, 2006: Liberty Global, Inc. (“Liberty Global”) (Nasdaq: LBTYA, LBTYB, LBTYK) announced today that it has reached an agreement to sell 100% of its Swedish cable business, UPC Sverige AB (“UPC Sweden”) to a consortium comprising The Carlyle Group (“Carlyle”) and Providence Equity Partners (“Providence”).
Liberty Global will sell UPC Sweden for a total enterprise value of approximately SEK3,269 million (€349 million or US$427 million) including approximately SEK255 million (€27 million or US$34 million) of capital lease obligations. The sale price represents a multiple of 9.3 times UPC Sweden’s 2005 operating cash flow, as customarily defined by Liberty Global, except that corporate expense allocations have been excluded. Closing of the transaction is subject to the satisfaction of certain conditions, principally including the receipt of regulatory approval. The transaction is expected to close during the second half of 2006.
Mike Fries, President and Chief Executive Officer of Liberty Global said: “Upon completion of this transaction, together with the sale of UPC Norway and the pending sale of UPC France, we will have generated approximately $2.5 billion in gross proceeds to the Company before required debt repayments of approximately $1 billion. As a result, we have made substantial progress in the rebalancing of our European operations over the last six months, improving our focus on those areas where we have significant in-country scale and where we see above average opportunities for growth.”
Deutsche Bank acted as financial advisor to Liberty Global in this transaction.
About Liberty Global
Liberty Global is the leading international cable operator offering advanced video, voice, and Internet-access services to connect our 15 million customers to the world of entertainment, communications and information. The Company operates state-of-the-art broadband communications networks in 19 countries principally located in Europe, Japan, Chile, and Australia. Liberty Global’s operations also include significant media and programming businesses such as Jupiter TV in Japan and chellomedia in Europe.
Forward-Looking Statements: Except for historical information contained herein, this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements, including our ability to consummate the sales of UPC Sweden and UPC France in accordance with their disclosed terms, changes in exchange rates and other factors that may impact the U.S. dollar value of the proceeds to be received and the U.S. dollar amount of the required debt repayments. These forward-looking statements speak only as of the date of this release. The Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.
For more information, please visit www.lgi.com or contact:

Christopher Noyes	Hanne Wolf
Investor Relations — Denver	Corporate Communications — Denver
303.220.6693	303.220.6678

Iván Nash Vila	Bert Holtkamp
Investor Relations — Europe	Corporate Communications — Europe
+41 44 277 97 38	+31 20 778 9447